Exhibit 10.10

SPECIALTY PIPE & TUBE, INC.

7/22/2014

Ferguson-Specialty Union Employment/Benefits Contract
Proposal 6-20-14
Terms of Agreement: 3 years, beginning July 1, 2014 and expiring June 30, 2017
Wages:

▪	July 1, 2014: increase by 2%

▪	July 1, 2015: increase by 2%

▪	July 1, 2016: increase by 2%

Medical: Employee percentage contribution toward premium of comprehensive health insurance:

▪	July 1, 2014 : increase by 1.0%

▪	July 1, 2015: increase by .5%

▪	July 1, 2016: increase by .5%

The Company agrees that if, during the life of this agreement, it sells, leases, transfers or assigns the operations covered by this agreement the Company shall obligate the purchaser, lessee, transferee or assignee to provide substantially equivalent wages and benefits while assuming all the remainder of the obligations of the Agreement until its expiration date.
All other terms and conditions remain unchanged.

_________________________________	________________________________
Steve Baroff	David Jett

Contract Proposal # 5 from Specialty Pipe & Tube

1)	Term - From July 1, 2010 to June 30, 2013

2)	Wages

•	Effective 7/01/2010 Wage increase by 2.0%

•	Effective 7/01/2011 Wage increase by 2.0%

•	Effective 7/01/2012 Wage increase by 1.5%

3)	Pension 401(k) - Company's 7% contribution remains fixed for the term of the agreement
4) Medical Benefits - Each employee will contribute a percentage of their total benefits premium according to the following schedule

•	Effective 7/01/2010 16.5%

•	Effective 7/01/2011 17.5%

•	Effective 7/01/2012 18.0%
Amounts to be deducted from bi-weekly pay and adjusted whenever the premiums change. (The grandfather clause from the previous contract remains in effect).
Any new full time employee hired after July 1, 2010 will contribute 25% of the benefits plan.
5) Sick days - 2 days per year f or each employee to use specifically for sick days, doctor visits, and associated health related issues. Not to be considered vacation days. If not used in the current year, maximum of 2 days can be carried over to the following year.
6) Work Rules - Operators can be asked to operate multiple saws in temporary emergency situations as determined by the Foreman.

Steven J. Baroff
Specialty Pipe & Tube
800-366-7473 I 330-505-8262
Fax 330-505-8260

AGREEMENT BETWEEN
SPECIALTY PIPE AND TIJBE, INC.
AND
UNITED STEEL, PAPER AND FORESTRY, RUBBER, MANUFACTIJRING, ENERGY, ALLIED INDUSTRIAL AND SERVICE WORKERS INTERNATIONAL UNION
ON BEHALF OF LOCAL UNION 4564-07
EFFECTIVE JULY 1, 2007 THROUGH
JUNE 30, 2010

AGREEMENT
This Agreement dated July 1, 2007, by and between Specialty Pipe and Tube, Inc., 300 Union Street, P. O. Box 515, Mineral Ohio, or any successor (hereinafter Referred to as the ''Company''), and the United Steelworkers (USW) (hereinafter referred to as the Union), Square One Center, 950 Youngstown Warren Road, Suite A, Niles, Ohio 44446.

ARTICLE 1
PURPOSE
The purpose of the Company and the Union in entering into this Labor Agreement is to set forth their agreement on rates of pay, hours of work and other conditions of employment so as to promote orderly and peaceful relations with the employees, to achieve uninterrupted operations in the plant and to a chi e v e the highest level of employment performance consistent with safety, good health and sustained effort.

ARTICLE II
RECOGNITION
A.The Company recognizes the Union as certified by the National Labor Relations Board as the exclusive bargaining agent for all production and maintenance employees, including truck drivers, operators and laborers employed by the Company for the purposes of collective bargaining with respect to hourly rates of pay, wages, hours of work and other conditions of employment .
B.The Company shall not negotiate nor make collective bargaining agreements for any of its employees in the Bargaining Unit covered hereby unless it be through a duly-authorized representative of the Union.
C.The Company agrees that it will not sponsor or promote, financially or otherwise, any group or labor organization for the purpose of undermining the Union; nor will it interfere, restrain, coerce, or discriminate against any of its employees in connection with their membership in the Union.

ARTICLE III
UNION SHOP
UNION MEMBERSHIP
A.It shall be a condition of employment that all present employees of the Company covered by this Agreement, who are members of the Union on the effective date of this Agreement, shall remain members of the Union in good standing as a condition of employment. All present employees who are not members of the Union and all employees who are hired hereafter shall become and remain members in good standing of the Union by signing the authorized card for dues deduction as a condition of employment.
B.When the Company needs additional employees, the Company shall give the Union equal opportunity with all other sources to provide suitable applicants, but the Company shall not be required to hire those referred by the Union.

ARTICLE IV
CHECK-OFF
A.The Company shall check off monthly dues, assessments and initiation fees, each as designated by the International Treasurer of the Union, as membership dues in the Union on the basis of individually-signed voluntary check-off authorization cards.
B.Deductions shall commence with respect to dues for the month in which the Company receives such authorization card or in which such card becomes effective, whichever is later. Dues for a given month shall be deducted from the first pay closed and calculated in the succeeding month.
C.In the cases of earnings insufficient to cover deduction of dues, the dues shall be deducted from the next pay in which there are sufficient earnings, or a double deduction shall be made from the first pay of the following month, provided however, the accumulation of dues shall be limited to two (2) months.
D.Monthly dues for each month shall be based on 1.3% and no more than 2-1/2 times the average hourly earnings during an appropriate referenced period payable in the month in which said dues apply.
E.All deductions shall be promptly remitted to the Inter national Treasurer of the Union, United Steelworkers of America, Five Gateway Center, Pittsburgh, Pennsylvania, 15222.
F.The Union shall indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken or not taken by the Company for the purpose of complying with any of the provisions of this Article.

ARTICLE V
NON-DISCRIMINATION
A.It shall be the continuing policy of the Company and the Union that the provisions of this Agreement shall be applied to all employees without regard to race, color, religious creed, national origin, sex or age. The representatives of the Union and the Company in all steps of the Grievance Procedure and in all dealings between the parties shall comply with this provision.
B.A joint committee on civil rights shall be established at the Company, and this committee shall meet at mutually agreeable times. The Union members shall be certified to the Company by the Union, and the Company members shall be certified to the Union.

ARTICLE VI
MANAGEMENT
A.The Company retains the exclusive right and responsibility to manage the business and plants and to direct the working forces. The Company, in the exercise of its rights, shall observe the provisions of this agreement.
B.The rights and responsibility to manage the business and plants and to direct the working forces include the right to hire, suspend or discharge for proper cause, or transfer, and the right to relieve employees from duty because of lack of work or for other legitimate reasons.

ARTICLE VII
RESPONSIBILITIES of the PARTIES
A.In addition to the responsibilities that may be provided elsewhere in this agreement, the following shall be observed:
1.There shall be no strikes, work stoppages, interruption or impeding of work. No officer or representatives of the Union shall authorize, instigate, aid or condone any such activities.
No employee shall participate in any such activities.
2.There shall be no discrimination, restraint or coercion against any employee because of membership in the Union.
3.There shall be no interference with the right of employees to become members or continue membership in the Union.
B.The applicable procedures of the agreement shall be followed for the settlement of all complaints and grievances.
C.The right of the Company to discipline an employee for violation of this agreement shall be limited to the failure of such employee to discharge his responsibilities as an employee and may not in any way be based upon the failure of such employee to discharge his responsibilities as a representative or officer of the Union. The Union has the exclusive right to discipline its officers and representatives. The Company has the exclusive fight to discipline its officers and representatives.
D.There shall be no lock-outs.

ARTICLE VIII
ADJUSTMENT of GRIEVANCES and ARBITRATION
A.Should any differences arise between the Company and the employee as to the meaning and application of the provisions of this Agreement, or should any dispute arise with regard to any established rate or new rates, or failure to establish a job description or rate, such difference or dispute shall be resolved as herein provided, unless otherwise agreed to in writing.
B.The Company has the right to bring in witnesses who are excluded from the Bargaining Unit by the NLRB at any step in the grievance procedure. The Union has the right to bring in witnesses who are included in the Bargaining Unit by the NLRB at any step in the grievance procedure. However, no Company employee included in the Bargaining Unit by the NLRB shall be forced to testify verbally or in writing against his principles.
C.The following is the grievance procedure:
Step 1 - The employee shall take up his grievance immediately with his supervisor, with the grievance Chairperson and/or grievance committeeperson (s) in an attempt to settle same promptly.
If a grievance is denied in Step 1 and if the grievance Chairperson, grievance committeeperson (s) determines tha.t it constitutes a grievance, it shall be appealed to Step 2. To be considered in Step 2 of the grievance procedure, a grievance must be filed in writing with the supervisor within five (5) days after its denial in Step 1. It shall be dated and signed by employee(s), Chairperson or grievance committeepersons). The written grievance shall include such information and facts as may be an aid to the Company and Union in arriving at a fair, prompt and informed decision.
Step 2 - Within ten (10) days of the receipt of such appeal, a meeting shall be held between the Company's designated representatives and the representatives of the International Union, certified to the Company in writing as the Step 2 representative, the grievance Chairperson and a member of the grievance committee.
Minutes of the Step 2 meeting shall be prepared by the Company's designated representative, who shall deliver two (2) copies thereof to the International Union representative within ten (10) days after such meeting. Such minutes shall conform to the following general outline:
(a)Dates and place of meeting
(b)Name and position of those present and those absent
(c)Identifying number and description of each grievance discussed
(d)Brief statement of Union's position
(e)Brief statement of Company's position
(f)Summary of the discussion
(g)Decision reached by the Company
(h)Statement by the Union as to whether the decision was accepted or rejected
The International Union representative shall sign such minutes, provided that if he or she should disagree with the accuracy of such minutes, he or she shall set forth and sign his or her reasons for such disagreement, and the minutes, except for such disagreement, shall be regarded as agreed to.
D.    Arbitration.
In the event a. grievance is not settled in accordance with Article VIII - Adjustment of Grievances and Arbitration, the matter shall be appealed within ten (10) days to an impartial arbitrator to be appointed by mutual agreement of the parties hereto. If the parties cannot agree on an arbitrator within ten (10) calendar days after the appeal, either party may request the American Arbitration Association, 17900 Jefferson Park Road, Middleburg Heights, Ohio 44130; Attention: Tribunal Administrator, to designate an arbitrator. The arbitrator designated shall set the date for the hearing at a neutral, mutually-agreed time. The decision of the arbitrator shall be final.
The expense and fees incidental to the services of the arbitrator shall be paid equally by the Company and the Union.
The arbitrator shall only have jurisdiction and authority to interpret or determine compliance with the provisions of this agreement insofar as shall be necessary to the determination of such grievance appealed to the arbitrator, but the arbitrator shall not have the authority to alter, in any way, the provisions of this Agreement.
Arbitration awards may be retroactive to, but not beyond, the date of occurrence.
The arbitrator shall render his or her decision within thirty (30) calendar days of the hearing.
E.    If this Agreement is violated by the occurrence of a lock-out, strike, work stoppage or interruption or impeding of work, no grievance shall be discussed or processed by the Company while such violation continues, and under no circumstances shall any grievance concerning employees engaged in the violation be discussed or processed while such violation continues.
F.    The grievance Chairperson, committee members shall be allowed time off without loss of pay to attend meetings other than grievance meetings with the Company representatives when such meetings are held during the regular working hours. Time spent at such meetings shall be noted on the employee's time card. Upon request duly made and subject to its established rules, the Company shall grant at reasonable times to the International representative in charge of any grievance process in Step 2 of the grievance procedure, access to the Company for the purpose of investigating such grievance.

G.    Failure of the Company to reply to a grievance at any Step within the time limits shall be treated by the Union as an unsatisfactory settlement of the grievance from which it shall accordingly proceed to the next step or arbitration.

ARTICLE IX
EXPEDITED ARBITRATION
Notwithstanding any other provisions of this Agreement, the following expedited arbitration is hereby adopted. The expedited arbitration procedure is designed to provide prompt and efficient handling of routine grievances.
1.Where grievances concerning written reprimands or suspensions of five (5) days or less are to be arbitrated, they shall be arbitrated in the Expedited Arbitration Procedure unless appropriate representatives of the parties agree that such a grievance should be arbitrated in the regular arbitration procedure; provided, however, that where grievances concerning any discipline involving concerted activity or multiple grievances arising from the same event are to be arbitrated, they shall be arbitrated in the regular grievance procedure.
2.Where grievances concerning suspension of more than five (5) days are to be arbitrated they shall be arbitrated in the regular arbitration procedure.
3.Notwithstanding the foregoing, appropriate representatives of the parties may agree that grievances concerning suspensions of more than five (5) days discharge may be arbitrated in the Expedited Arbitration Procedure.
4.The Expedited Arbitration Procedure shall be implemented at the Company with due regards to the following:
a.The Union shall appeal the grievance under this Expedited Arbitration after receiving the Step II answer; provided, however, that either party within three (3) normal working days after the Step II answer, may request a meeting with the Company and/or his or her Staff Representative and the Chairperson of the grievance committee along with the grievance person involved in an effort to resolve the grievance before arbitration. Within two (2) normal working days after such meeting, if the grievance is unresolved, the Union shall appeal the grievance to an arbitrator under this Expedited Arbitration Procedure.
b.As soon as it is determined that a grievance is to be processed under this procedure, the parties shall, within ten (10) days (excluding Saturdays, Sundays, and Holidays) from the written appeal to arbitration, notify the designated arbitrator from a mutually-agreed panel of arbitrators. The designated arbitrator is that member of the panel who', pursuant to a rotation system, is scheduled for the next arbitration hearing. Immediately upon such notification, the designated arbitrator shall arrange a place and date for the hearing to take place not more than ten (10) days thereafter. If the designated arbitrator is not available to conduct hearing within the ten (10) days, the next panel members in rotation shall be notified until an available arbitrator is obtained. Those called but not available shall not be called again until their names come back pursuant to the rotation system. The appeal shall include the date, time and place for the hearing. There after, the Rules Procedure for Expedited Arbitration shall apply.
5.    The hearing shall be conducted in accordance with the following:
a.The hearing shall be informal.
b.No briefs shall be filed or transcripts made.
c.There shall be no formal evidence rules.
d.Each party's case shall be presented by a previously-designated representative. The designated representative shall be the Plant Manager or Superintendent for the Company and the Staff Representative, Chairperson of the grievance committee, for the Union.

e.The arbitrator shall have the obligation of assuring that all necessary facts and considerations are brought before him or her by the representatives of the parties. In all respects, he or she shall assure that the hearing is a fair one.
6.    The arbitrator shall issue a decision no later than 48 hours after conclusion of the hearing (excluding Saturdays, Sundays and Holidays). His or her decision shall be based on the records developed by the parties before and at the hearing and shall include a brief written explanation of the basis for his or her conclusion. These decisions shall not be cited as a precedent in any discussions at any step of the grievance or arbitration procedure. The authority of the arbitrator shall be the same as that provided in the grievance and arbitration section of the applicable agreement.
7.    Each party shall pay its own expense, with the Company and the Union sharing equally the expense and compensation of the arbitrator.
Examples of matters which both parties would regard as routine:
a.Qualification for holiday pay
b.Removal from job - inability to advance
c.Improper lay-off on cutback or recall
d.Improper lay-off assignment of overtime
e.Safety on an individual basis
f.Reporting pay
g.Prior related experience
h.Ability on job performance
i.Non-Bargaining Unit employee performing Bargaining Unit work.
j.Individual cases of temporary transfers
k.Local Memorandums interpretation ·and application
l.Matters pertaining to jury duty and funeral allowance
Tribunal Administrator
American Arbitration Association 17900 Jefferson Park Road
Middleburg Heights, Ohio 44130

ARTICLE X
SUSPENSION and DISCHARGE CASES
A.    The Company agrees that no employee, other than a probationary employee, shall be discharged peremptorily and that in all instances in which the Company believes that discharge is justified, the Company shall notify the employee in writing of its intention to suspend or discharge with a statement as to the reason for such intended action. A copy of such notice, shall be given to the grievance Chairperson and member of the grievance committee; within three (3) days from date of notice, the employee shall be granted a hearing. If the employee affected believes his proposed suspension or discharge is unfair or unjust, he may request and shall be granted during this period a hearing and discussion of the offense before representatives designated by the Company with his grievance committee person and/or the Chairperson of the grievance committee.

At such hearing, the facts and circumstances concerning the matter shall be fully disclosed to and by both parties. Within two (2) days after such hearing, the Company shall make known whether the suspension shall be extended, revoked, modified, or converted into a discharge. In the event such disposition is unsatisfactory .to the employee(s), within three (3) normal working days after notice of such action, he shall file a grievance in Step 2 of the grievance procedure and process it in accordance with Article VIII - Adjustment of Grievances and Arbitration.
The provisions of this Section apply to all suspensions which are made in contemplation of discharge. Other disciplinary suspensions shall be subject to processing through the regular grievance procedure

ARTICLE XI
SENIORITY
A.Seniority rights shall prevail at all times on a plant wide basis. Promotional opportunities and job security should increase in proportion to length of continuous service and in administration of this Article, the intent shall be to give full consideration for continuous service.
B.Company continuous service shall be used for all purposes in which a measure of service is utilized.
C.Promotion, training for a promotion, decrease in forces, lay-offs and recalls after lay-off, the following factors listed below shall be considered the determining factor:
a.Continuous service
b.Physical fitness
D.In the event the maintenance position becomes available through retirement, or any other reason, the Company shall post the job for bidding. If a bidder or bidders do not meet the reasonable qualifications, the Company has the right to hire a maintenance person or person consistent with the requirements of Article II - Recognition, pages 1, 2, paragraphs A, B, c to fill the maintenance position. Any new person or persons hired for the maintenance position shall be required to join the Union at the time spelled out in Article IV - Check-off, pages 3, 4 and Article XI - Seniority, page 18, paragraph A. Probationary Period.
E.Continuous service shall be calculated from the date of first employment or re-employment following a break in continuous service in accordance with the following provisions of this Section E. There shall be no deduction for any time lost which does not constitute a break in continuous service. Continuous service shall be broken by:
a.The employee(s) quits.
b.The employee(s) is discharged for proper and just cause.
c.Absence due to lay-off or disability or both, which continues for more than two (2) years, provided, however, employees injured while on duty shall accumulate credit for continuous service until the termination of the period for which statutory compensation is payable.
d.When recalled from a lay-off, the employee fails to report for work within ten (10) work days after receipt of recall notice sent certified mail or mailgram to his last known address, unless the employee has a valid reason for failing to report for work.
A foreman shall perform no work of the type customarily performed by employees within the Bargaining Unit, except when necessary due to emergencies, or the purpose of instructing or training employees, or when an operator requests that the foreman help him handle a particular job.

A.    PROBATIONARY PERIOD
A new employee shall not accrue seniority rights for the first ninety (90) days; and termination of employment shall be at the sole discretion of the Company. After the employee has served his ninety (90) work day probationary period, his seniority shall date as of his original hiring date. The Union shall indemnify and save the Company harmless by an action or non-action by the Company regarding this Section
B.    Decrease of force prior to the commencement of any monthly paid period Management shall, as to any employee or group of employees, instead of decreasing the force, seek concurrence of the grievance committee to divide work on a proportional pay basis; and in the event of disagreement, Management shall not schedule the employees on a basis of less than forty (40) hours per week, but shall reduce the force.

ARTICLE XII
MILITARY SERVICE
A.Employees who are required to enter annual military training duty or temporary special service as a member of a reserve component of the United States Armed Forces, shall be entitled to make-up pay, not to exceed two (2) weeks, after presenting due proof of the difference between his hourly rate of pay and the total amount received for such service from the
United States Armed Forces, during the period covered by this Agreement.
B.    EMPLOYMENT RIGHTS
The Company shall accord to each employee who applies for re-employment after conclusion of his one (1) term of military service with the United States, such re-employment rights as he shall be entitled to under the existing statutes.
C.    TRAINING
Reasonable programs of training shall be employed in the event employees do not qualify to perform the work on the job which they might have attained except for absence in such service.

ARTICLE XIII
HOURS of WORK and OVERTIME
A.The normal work week shall consist of five (8) hour days, exclusive of lunch, Monday through Friday inclusive. The purpose of this Article is to define the normal work week for the purpose of computing overtime and shall not be construed as a guarantee of hours of work.
B.The normal work days shall be eight (8) hours, to include a twenty (20) minute paid lunch break.
C.Employees shall be granted shift preference on the basis of their seniority, provided the efficient operation of the plant is not impaired thereby, at the discretion of the Company.
D.The normal shift hours shall be:
First shift: - 8:00 a.m. to 4:00 p.m.

E.    OVERTIME
Any time worked over eight (8) hours per day shall be classified as overtime and be paid for at the rate of one and one-half (l-l/2x) times the regular rate.
1.Any time worked over forty (40) hours in a payroll
Week shall be classified as overtime and paid for at a rate of one and one-half (l-l/2x times the regular rate.
2.Overtime at the rate of two (2x) times the regular rate of pay shall be paid for:
a.Sunday
b.Holiday
F.    There shall not be more than one (1) premium paid for the same hours worked (no pyramiding of overtime).

ARTICLE XIV
REPORTING PAY
A.    Unless having been notified not to report, any employee who reports for work in accordance with his schedule and upon his arrival at the Company finds no work available for which he was scheduled, he shall be paid four (4) hours at his hourly rate. If the Company offers other employment for that day, it shall be no less than eight (8) hours at the rate of the job of the employee's regular rate, whichever is the highest. This provision shall not apply where lack of work is due to an Act of God, power failure, or other causes beyond the control of the Company.

ARTICLE XV
VACATIONS
A.All employees covered under this Agreement who have been employed for the first full year, shall be entitled to vacation time off and vacation pay as indicated below:
The Company agrees to buy lunch for entire Company to celebrate Employee's Birthday. On birthdays Employees can leave work at 2:00PM at discretion of the Foreman.

Years of Service	Duration of Vacation	Vacation Pay
1 but less than 2	1 week	40 hrs. at base rate
2 but less than 8	2 weeks	80 hrs. at base rate
8 but less than 15	3 weeks	120 hrs. at base rate
15 years or more	4 weeks	160 hrs. at base rate
30 years or more	5 weeks	200 hrs. at base rate
The weekly vacation pay shall be based on the employee' straight-time rate of pay. Vacation shall be taken from January 1 to December 31. Vacation times shall be arranged by the Company with consideration given to seniority and business requirements, but the Company shall have the exclusive final right to designate vacation periods. The Company may elect to close its plant for vacation after notifying the Union thirty (30) days in advance of the shutdown or should business be such that vacations would not be practical, the employee may be asked to take pay in lieu of vacation. Subject to the foregoing limitation, it is the intent of this Article that all employees wishing to take vacations shall be permitted to do so.

ARTICLE XVI
HOLIDAYS

New Year’s Day	Friday after Thanksgiving
Good Friday	Christmas Day
Memorial Day	Personal Holiday/Sick Day (One after six (6) mo).
Fourth of July	Personal Holiday/Sick Day (Two after one (1) Yr.)
Labor Day	Thanksgiving Day
Floating Holiday (date to be determined by Company)
B.New employees shall not receive the first personal holiday until after completion of six (6) months employment and shall receive the second personal holiday after completion of one (1) year.
C.Employee must give one (1) week advance notice when taking personal holidays.
D.    In order to be eligible for such holiday pay, the employee must work the full regularly scheduled workday before and the full regularly scheduled workday after such holiday. If excused by the Company from the before and after provision, the employee must work sometime during the seven (7) calendar days preceding the holiday and must have been an employee of the Company for forty-five (45) calendar days previous to the holiday. If a holiday falls within an employee's vacation period, such holiday shall not be considered as part of the vacation period, and the employee shall receive his full vacation in addition to holiday pay as hereinbefore provided. Any holiday which falls on a Sunday shall be celebrated on the following Monday. Any holiday which falls on a Saturday shall either be observed on the preceding Friday or be granted in the form of an additional day's pay, or be observed on the following Monday, at the employer's discretion. Holidays not worked shall be paid for at the employee's base hourly rate for eight (8) hours, holidays worked shall be paid for at the rate of two (2x) times the regular rate of pay for all hours worked, in addition to the regular holiday pay.

ATTTENDANCE BONUS
PERFECT ATTENDANCE
On July 1 of each calendar year of the existing Agreement now in effect, a bonus will be given if there has been no lost time, tardiness, sickness, etc. Employee will receive one (1) week's pay. Employee will receive an additional one-half (1/2) week's pay for perfect attendance for the life of this Agreement.

ARTICLE XVII
RATES of PAY and JOB CLASSIFICATION
A.The Union and the Company agree that the job classification and schedule of hourly rates in this Agreement shall be used as a basis of determining rates of pay for the duration of this Agreement.
B.When the Company establishes a new job classification or substantially changes an existing job classification, the Company shall set the rate for such new or changed classification, subject to the right of the Union to challenge the established rate through the grievance procedure. Any new or changed rate established by the Company shall become final if the Union fails to file a grievance with respect to such new or changed rate within sixty (60) days after its establishment.

ARTICLE XVIII PENSION
HEALTH and WELFARE
A.    PENSION
Effective July 1, 1994, an employee who has been on the payroll ninety (90) days or more will have a percentage of the employee's pension plan. The percentage has been agreed upon by both parties

Effective 7/1/07	10%
Effective 7/1/08	12.5%
Effective 7/1/09	15%
Each employee shall have an individual account and account number.
Each employee shall have the right to designate its own beneficiary, whoever that person may be.
The Union shall, as the designated Bargaining Agent, ensure that whatever Plan is agreed upon is done properly.
Reports will be made quarterly, with each employee receiving his own individual report.
As an added measure, each employee shall be given an original Plan that was mutually agreed upon by the parties
The Company, the Local Union grievance chairperson and grievance committee shall be the trustees of the account.

JOB TITLE	EFFECTIVE 7/1/14	EFFECTIVE 7/1/05	EFFECTIVE 7/1/06
OPERATOR	$51.24	$52.78	$54.34
MAINTENANCE REPAIR	$51.24	$52.78	$54.34
TRUCK DRIVER	$51.24	$52.78	$54.34
LABORER	$48.63	$50.09	$51.57
Based on a forty (40) hour week.
B.     HEALTH and WELFARE
The Company will pay the full monthly amount for hospitalization and benefits that Employees now have under this Agreement; however employees will make monthly contributions to healthcare in accordance with the following schedule:

2004		2005		2006
Family	$75.00	Family	$75.00	Family	$75.00
Couple	$65.00	Couple	$65.00	Couple	$65.00
Single	$40.00	Single	$40.00	Single	$40.00
It is understood and agreed that employee contributions in years two and three shall increase only should premium increase for health care increase by five (5%) percent.
If an employee is absent because of illness or off -the-job injury and notifies the employer of such absence, the employer shall continue to make the required contributions above specified for as long as such injury or illness continues and causes the employee to be absent from work, but not to exceed a period of four (4) weeks in any one (1) year. If an employee returns to work, whichever occurs sooner; if an employee is absent because of lay-off, the employer shall continue to make the required contributions for health care for three (3) months. An employee granted a leave of absence who desires continuing coverage during such leave shall make his own arrangements to pay the required contribution in order to maintain coverage. The employer shall inform the

Union and the administrator of the Health and Welfare Fund of the name of any employee granted a leave of absence, and the purported reason therefore, at the time such leave is granted. Casual or spot labor shall not be covered by this Article.

INSURANCE COMMITTEE
The Company mutually agreed to have at least two (2) employees check and review, along with the Company, insurance plan benefits.

ARTICLE XIX
LEAVE of ABSENCE
A.Any employee desiring leave of absence from his employment shall secure written permission from the employer. The maximum leave of absence shall be for thirty (30) days and may be extended for like periods. Permission for extension must be secured from both the Union and the employer. During the period of absence, the employee shall not engage in gainful employment; failure to comply with this provision shall result in the complete loss of job for the employee involved.

ARTICLE XX
JURY DUTY
A.Any member who is required to serve on a jury shall be paid the difference between jury duty pay and his normal day's full pay for each day spent while on jury duty. However, the employee will be required to report promptly for work during any day in which his service as a juror does not require his attendance in court.

ARTICLE XXI
FUNERAL TIME
A.Any employee who is absent from work in order to attend the funeral of his wife, mother, father, sister, brother, mother in-law, father-in-law, child or grandparents shall receive pay for time thus lost, not to exceed two (2) days of eight (8) hours of pay per day in state; three (3) days out of state; provided however, the days missed are working days. One (1) of the designated days shall be the day of the funeral. The pay shall be regular work pay.

ARTICLE XXII
WORK RULES
A.Warning after one (1) year will be voided.
B.The Company has the right to change or amend existing work rules as the need arises and notify the Union of such.

ARTICLE XXIII
WAGES
July 1, 2007: 2% ($19.80) Increase with a $1000 net signing bonus
July 1, 2008: 3.5% ($20.49) increase
July 1, 2009: 3.5% ($21.21) increase

NEW HIRES
Any employee hired after 7/1/04 shall be hired in at $8.00 per hour and increased at the rate of $.25 cents per hour each quarter until reaching the standard hourly wage base rate of Laborer.

ARTICLE XXIV
TERMINATION
This Agreement effective July 1, 2007, shall be in effect until midnight June 30, 2010.
Any notice shall be given by either party ninety (90) days before the termination day, written signed of desire or intention to negotiate with respect to the terms and conditions of a new Agreement, including wages, vacations, holidays, insurance, health benefits, pensions and conditions of employment, etc.
Any notice shall be given by certified mail and if by the Company, be addressed to the United Steelworkers (USW), Square One Centre, 950 Youngstown-Warren Road, Niles, Ohio 44446 and if by the Union, and be addressed to Specialty Pipe and Tube, Inc., 3600 Union Street, P.O. Box 516, Mineral Ridge, Ohio 44440.

ARTICLE XXV
P.A.C. CHECKOFF
The Company agrees that it .will check-off and transmit to the Secretary-Treasurer of the United Steelworkers (USW) Political Action Committee (USWPAC) voluntary contributions to the USW Political Fund from the earnings of those employees who voluntarily authorize such contributions, shall be specified in such forms and in conformance with an applicable state or Federal statue.
The signing of such USW PAC check-off form, which is made part of this Agreement and marked as Appendix "A", and the making of such voluntary annual contributions 'are not a condition of membership in the Union or of employment with the Company.
The United Steelworkers of America Political Action Committee supports various candidates for Federal and other elective office, is connected with the United Steelworkers of America, a labor organization, and solicits and accepts only voluntary contributions which are deposited in an account separate and segregated from the dues fund of the Union, in its own fund-raising efforts and in joint fund-raising efforts with the AFL-CIO and its Committee on Political Education.

The Union shall indemnify and save the Company harmless against all claims, demands, suits or other forms of liability that shall arise out of, or by reason of action taken or not taken, by the Company by reason of the above check-off provision.
IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed and signed by their duly-authorized representatives this __________day of _______________2007.

MEMORANDUMS 40l(K) PENSION
1.    For every three (3) month period without any workers compensation claims, each employee will receive an additional $50.00 contribution by the Company to the employees' 401K Plan.

HOSPITALIZATION
1.    New Employees hired on or after the effective date of this Agreement, who participates in the Program of Insurance Benefits, will contribute 20% of the premium.

United Steelworkers-USW                                Specialty Pipe

_____________________________                        _________________________
Leo W. Gerard
International President

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James English
International Secretary Treasurer

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Tom Conway
Vice President (Administration)

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Fred Redmond
Vice President (Human Affairs)

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David R. McCall
Director District 1

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Kirk L. Davies
Staff Representative - USW

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David Jett
Unit Chairman